Exhibit 1(t)

BLACKROCK FUNDS VII, INC.

ARTICLES OF AMENDMENT

BLACKROCK FUNDS VII, INC., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:     The charter of the Corporation (the “Charter”) is hereby amended by renaming the series of the Corporation as set forth below:

Current Name of Series	New Name of Series
BlackRock Asian Dragon Fund	BlackRock Sustainable Emerging Markets Equity Fund

SECOND:     The amendment to the Charter that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

THIRD:    The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FOURTH:    As amended hereby, the Charter shall remain in full force and effect.

FIFTH:     These Articles of Amendment shall be effective as of the 2nd day of November 2021.

[signatures on the next page]

IN WITNESS WHEREOF, BLACKROCK FUNDS VII, INC. has caused these Articles of Amendment to be signed in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and that, as to all matters and facts required to be verified under oath and to the best of his knowledge, information, and belief under the penalties of perjury, the matters and facts set forth herein are true in all material respects, as of this 29th day of October 2021.

ATTEST:	BLACKROCK FUNDS VII, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer

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